Exhibit 10f.

[AMENDED AND RESTATED]
CHANGE IN CONTROL AGREEMENT

    This [AMENDED AND RESTATED] CHANGE IN CONTROL AGREEMENT (the “Agreement”) is made as of _______________, 2018, by and between WINNEBAGO INDUSTRIES, INC., an Iowa corporation (the “Company”), and _______________ (the “Executive”).

RECITALS:

WHEREAS, the Executive is a senior executive and officer of the Company and has made and is expected to continue to make major contributions to the profitability, growth and financial strength of the
Company;

WHEREAS, the Company recognizes that, as is the case for most publicly held companies, the possibility of a Change in Control (as hereafter defined) exists;

WHEREAS, it is in the best interests of the Company, considering the past and future services of the Executive, to improve the security and climate for objective decision making by providing for the personal security of the Executive upon a Change in Control;

[WHEREAS, the Company and the Executive are party to an Employment Agreement dated as of ________________ (the “Employment Agreement”);]

[WHEREAS, the Company and the Executive are party to a Executive Change of Control Agreement dated as of _______________, 20__ (the “Prior Agreement”), and the Company and the Executive desire to amend and restate the Prior Agreement, as set forth in this Agreement,]

NOW, THEREFORE, in consideration of the foregoing premises and the past and future services rendered and to be rendered by the Executive to the Company and of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

AGREEMENT:
1.Change in Control. “Change in Control” means one of the following:

(a)
An Exchange Act Person becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding Voting Securities, except that the following will not constitute a Change in Control:

(i)	any acquisition of securities of the Company by an Exchange Act Person from the Company for the purpose of providing financing to the Company;

(ii)	any formation of a Group consisting solely of beneficial owners of the Company's Voting Securities as of the effective date of this Plan; or

(iii)	any repurchase or other acquisition by the Company of its Voting Securities that causes any Exchange Act Person to become the beneficial owner of 30% or more of the Company’s Voting Securities.
If, however, an Exchange Act Person or Group referenced in clause (i), (ii) or (iii) above acquires beneficial ownership of additional Company Voting Securities after initially becoming the beneficial owner of 30% or more of the combined voting power of the Company’s Voting Securities by one of the means described in those clauses, then a Change in Control will be deemed to have occurred.

(b)	Individuals who are Continuing Directors cease for any reason to constitute a majority of the members of the Board.

(c)
A Corporate Transaction is consummated, unless, immediately following such Corporate Transaction, all or substantially all of the individuals and entities who were the beneficial owners of the Company's Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding Voting Securities of the surviving or acquiring entity resulting from such Corporate Transaction (including beneficial ownership through any Parent of such entity) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Company's Voting Securities.

2.     Certain Definitions. For purposes of the foregoing definition of “Change in Control” and this Agreement, the capitalized terms shall have the following meanings:

Exhibit 10f-1

(a)	Affiliate. “Affiliate” means any entity that is a “subsidiary corporation,” as defined in Code Section 424(f), of the Company.

(b)	Board. “Board” means the Board of Directors of the Company.

(c)
Code. “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. For purposes of the Plan, references to sections of the Code shall be deemed to include any applicable regulations thereunder and any successor or similar statutory provisions.

(d)
Continuing Director. “Continuing Director” means an individual (i) who is, as of the effective date of this Agreement, a director of the Company, or (ii) who becomes a director of the Company after the effective date hereof and whose initial election, or nomination for election by the Company’s stockholders, was approved by at least a majority of the then Continuing Directors, but excluding, for purposes of this clause (ii), an individual whose initial assumption of office occurs as the result of an actual or threatened proxy contest involving the solicitation of proxies or consents by a person or Group other than the Board, or by reason of an agreement intended to avoid or settle an actual or threatened proxy contest.

(e)
Corporate Transaction. “Corporate Transaction” means (i) a sale or other disposition of all or substantially all of the assets of the Company, or (ii) a merger, consolidation, share exchange or similar transaction involving the Company, regardless of whether the Company is the surviving entity.

(f)
Exchange Act Person. “Exchange Act Person” means any natural person, entity or Group other than (i) the Company or any Affiliate; (ii) any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate; (iii) an underwriter temporarily holding securities in connection with a registered public offering of such securities; or (iv) an entity whose Voting Securities are beneficially owned by the beneficial owners of the Company’s Voting Securities in substantially the same proportions as their beneficial ownership of the Company’s Voting Securities.

(g)
Group. “Group” means two or more persons who act, or agree to act together, as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding, voting or disposing of securities of the Company.

(h)	Parent. “Parent” means a “parent corporation,” as defined in Code Section 424(e).

(i)	Voting Securities. “Voting Securities” of an entity means the outstanding equity securities (or comparable equity interests) entitled to vote generally in the election of directors of such entity.
3.     Termination Following a Change of Control. If a Change of Control shall have occurred during the Term while the Executive is still an employee of the Company, and if the Executive’s employment with the Company is terminated within two years following such Change of Control (the “Transition Period”), then the Executive shall be entitled to the compensation and benefits provided in Section 4, subject to the terms and conditions of Section 4, unless such termination is a result of: (a) the Executive’s death; (b) the Executive’s Disability (as defined in Section 3(a) below); (c) the Executive’s termination by the Company for Cause (as defined in Section 3(b) below); or (d) the Executive’s decision to terminate employment other than for Good Reason (as defined in Section 3(c) below).

(a)
Disability. If, as a result of the Executive’s incapacity due to physical or mental illness or incapacity, (i) the Executive shall have been absent from his duties with the Company on a full-time basis for six months and (ii) within 30 days after written Notice of Termination is thereafter given by the Company the Executive shall not have returned to the full-time performance of the Executive’s duties, the Company may terminate the Executive’s employment due to “Disability.”

(b)
Cause. For purposes of this Agreement, “Cause” means (i) an act or acts of dishonesty undertaken by the Executive and intended to result in substantial gain or personal enrichment at the expense of the Company; (ii) unlawful conduct or gross misconduct by the Executive that is injurious to the Company; (iii) the indictment or conviction of the Executive of, or plea of guilty or no-contest by the Executive to, a gross misdemeanor involving moral turpitude or a felony; (iv) failure of the Executive to perform his duties and responsibilities or to satisfy his obligations as an officer or employee of the Company, or other material breach of any terms or conditions of any written policy of the Company or any written agreement between the Executive and the Company, which failure or breach, if curable, has not been cured by the Executive within thirty (30) days after written notice thereof to the Executive from the Company.

(c)
Good Reason. For purposes of this Agreement, “Good Reason” means the initial occurrence of any of the following actions by the Company without the Executive’s express written consent and not caused by the Executive:

(i)	a material diminution of the Executive’s position, duties, responsibilities or status with the Company as in effect immediately prior to the Change of Control (other than for Cause or Disability);

Exhibit 10f-2

(ii)	a material reduction by the Company of the Executive’s base salary or annual bonus opportunity as in effect immediately prior to the Change of Control;

(iii)
a relocation by more than 50 miles of the Executive’s primary work location or, if the Executive’s primary work location is the Company’s headquarters, a relocation of the Company’s headquarters by more than 50 miles; or

(iv)
any material breach by the Company of this Agreement (including without limitation a failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company as required by Section 7 below) or of any other written agreement between the Company and the Executive relating to Executive’s employment.

Notwithstanding the foregoing, Good Reason shall not exist unless and until each of the following have occurred: (x) within 90 days after the circumstances giving rise to Good Reason first exist, the Executive has delivered a Notice of Termination to the Company specifying the grounds and facts believed to constitute Good Reason; (y) the Company has failed to cure such circumstances within 30 days following receipt of the Notice of Termination from the Executive; and (z) the Executive’s termination of employment is effective within 180 days following the Company’s receipt of the Notice of Termination for Good Reason.

(d)
Notice of Termination. Any termination of the Executive’s employment by the Company or the Executive shall be communicated to the other party by a Notice of Termination. For purposes of this Agreement, a “Notice of Termination” means a written notice setting forth the specific termination provisions in this Agreement relied upon and the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provisions so indicated.

(e)
Date of Termination. “Date of Termination” means (a) if this Agreement is terminated by the Company for Disability, 30 days after Notice of Termination is given to the Executive (provided that the Executive shall not have returned to the performance of the Executive’s duties on a fulltime basis during such 30-day period) or (b) if the Executive’s employment is terminated for any other reason, the date specified in such Notice of Termination (provided that, in the case of termination by the Company for Cause or by the Executive for Good Reason, any applicable cure period has expired without cure).

4.    Severance Compensation upon Termination of Employment.

(a)
Severance Benefit. If the Company shall terminate the Executive’s employment during the Transition Period other than pursuant to Section 3(a) or (b), or if the Executive shall terminate his employment during the Transition Period pursuant to Section 3(c) for Good Reason, then, subject to Section 4(b) and (c) below, the Company shall pay to the Executive in a lump sum as severance pay (the “Severance Benefit”) an amount equal to [for CEO: three (3) times][for other executives: two (2) times] the sum of:

(i)	the Executive’s annual base salary, as in effect immediately preceding the Change of Control or, if higher, as of the Termination Date, plus

(ii)	the Executive’s annual target bonus, as in effect immediately preceding the Change of Control or, if higher, as of the Termination Date, plus

(iii)
the annual premium cost applicable to the Executive as of the Termination Date for continuation of the Executive’s then-current group medical, dental and vision insurance coverage, pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).

The Severance Benefit shall be paid to the Executive within five (5) business days following the expiration of any consideration and revocation periods applicable to the Release (defined below), provided that the Executive has signed and has not revoked the Release as provided therein. Notwithstanding the foregoing, if the consideration and revocation periods applicable to the Release would allow for payment in either of two calendar years, the Severance Benefit will be paid in the second calendar year.

(b)
No Duplication of Severance Benefit. Nothing in this Agreement shall be interpreted to provide the Executive with duplicate cash severance benefits in connection with any separation from employment with the Company following a Change in Control. In the event that the Executive is entitled to receive severance pay or benefits under any other employment, severance or similar agreement, or under any severance benefit plan provided by the Company (excluding any equity-based compensation), to avoid duplication of benefits the amount of the Severance Benefit payable under this Agreement will be reduced by any such other severance benefits payable to the Executive. [For avoidance of doubt, pursuant to Section ___ of the Employment Agreement, if the Severance Benefit under Section 4(a) above becomes payable to the Executive under this Agreement, such Severance Benefit shall replace and supersede any payments and benefits provided to the Executive under Section ___ of the Employment Agreement; provided, however, that if any amount that would otherwise be payable under Section ___ of the Employment Agreement is non-qualified deferred compensation subject to Section 409A that becomes payable upon or in connection with the occurrence of a Change in Control, a transaction shall not be considered

Exhibit 10f-3

to constitute a Change in Control unless it also constitutes a change in control event for purposes of Section 409A.]

(c)
Conditions of Payment. The Company will have no obligation to the Executive for payment of the Severance Benefit pursuant to Section 4(a) unless the Executive has signed and not revoked a release of claims in favor of the Company in a form to be prescribed by the Company (which release will not require the Executive to release any rights the Executive may have to vested benefits under any employee benefit plan of the Company, to equity-based awards pursuant to Company plans and award agreements granted to the Executive, or to indemnification or advancement of defense costs consistent with applicable laws and insurance policies of the Company) (the “Release”).

5.    Excise Tax - Payment Limitation. Notwithstanding anything in this Agreement or any written or unwritten policy of the Company to the contrary, (i) if it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, any other agreement between the Company and the Executive or otherwise (a “Payment” or “Payments”), would constitute a parachute payment (“Parachute Payment”) within the meaning of Section 280G of the Code and would, but for this Section 5, be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then prior to making the Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to the Executive of the Payments after payment of the Excise Tax to (ii) the Net Benefit to the Executive if the Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the Payments be reduced to the minimum extent necessary to ensure that no portion of the Payments is subject to the Excise Tax. “Net Benefit” shall mean the present value of the Payments net of all federal, state, local, foreign income, employment and excise taxes. The Payments shall be reduced in a manner that maximizes the Executive’s economic position. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code, and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero. Any determination required under this Section 5, including whether any payments or benefits are parachute payments, shall be made by the Company in its sole discretion. The Executive shall provide the Company with such information and documents as the Company may reasonably request in order to make a determination under this Section 5. The Company’s determination shall be final and binding on the Executive. The parties acknowledge that the Executive is solely responsible for the payment of any Excise Tax that is assessed based upon a payment made pursuant to this Agreement or any other payment made by the Company pursuant to any other plan or obligation.
6.    No Obligation To Mitigate Damages; No Effect on Other Contractual Rights. The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer after the Date of Termination, or otherwise except as provided in Section 4(b).
7.    Successor to the Company.

(a)
The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) of all or substantially all of the business and/or assets of the Company, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Any failure of the Company to obtain such agreement prior to the effectiveness of any such succession or assignment shall be a material breach of this Agreement and shall entitle the Executive to terminate the Executive’s employment for Good Reason in the manner specified in Section 3(d). As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor or assign to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 7 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(b)
This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees. If the Executive should die while any amounts are still payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with and subject to the terms and conditions of this Agreement to the Executive’s devisee, legatee, or other designee or, if there be no such designee, to the Executive’s estate.

8.    No Guaranty of Employment. Nothing in this Agreement shall be deemed to entitle the Executive to continued employment with the Company, and the rights of the Company to terminate the employment of the Executive shall continue as fully as if this Agreement were not in effect, subject to the payment of benefits provided for herein, as applicable.
9.    Notice. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered, if delivered personally; (b) one business day after deposit with a reputable national overnight courier; or (c) three business days after mailing by United States registered mail, return receipt requested, postage prepaid. For purposes of Section 9(b) and (c), delivery shall be properly addressed as follows:

Exhibit 10f-4

    If to the Company:
         Winnebago Industries, Inc.
         Attn: Chairman of the Board
         605 W. Crystal Lake Road
         P.O. Box 152
         Forest City, Iowa 50436
    If to the Executive:
         At the last known address in the Personnel records of the Company or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
10.    Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement supersedes all prior agreements and understandings with respect to such subject matter, [including without limitation the Prior Agreement,] but does not affect, modify or supersede [the Employment Agreement or] any other agreement between the Company and the Executive relating to the protection of confidential, proprietary or trade secret information, the assignment of inventions, non-competition with the Company or non-solicitation of customers or employees.
11.    Dispute Resolution. In the event of any controversy, dispute or claim arising out of or relating to the breach, enforcement or interpretation of this Agreement (“Dispute”), before proceeding with any legal claim or process each party agrees to first notify the other party in writing of the existence and nature of the Dispute and to enter into discussions in good faith to resolve such Dispute. In the event that the parties are unable to resolve such Dispute through negotiation within thirty (30) days after written notice of the Dispute was first given, the parties agree to participate in good faith in mediation before a mediator mutually agreed upon by the parties. If the parties are unable to agree on a mediator, a mediator shall be selected through the strike method from a list of mediators provided pursuant to the Commercial Mediation Procedures of the American Arbitration Association as in effect on the date of the written notice of Dispute is given. The mediation session will be held within ninety (90) days following written notice of the Dispute is first given by any party and, if not resolved, either party may proceed with such Dispute in any other manner permitted by law. The mediation shall be treated confidentially by the parties and the mediator. This Section 11 does not affect any rights that Executive or the Company may have in law or equity to immediately seek emergency or temporary injunctive and other equitable relief.
12.    Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, without giving effect to any choice or conflict of law provision or rule, whether of the State of Minnesota or any other jurisdiction, that would cause the application of laws of any jurisdiction other than the State of Minnesota.
13.    Attorneys’ Fees. In any action or proceeding relating to any Dispute (other than mediation pursuant to Section 11), the prevailing party shall be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to such other relief to which the prevailing party may be entitled.
14.    Validity; Survival. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. The obligations and rights of the parties hereunder that by their terms continue beyond the Term shall survive termination of this Agreement.
15.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
16.    Confidentiality. At all times during and after employment with the Company, the Executive shall retain in confidence, and shall take reasonable steps to protect the confidentiality of, any and all Confidential Information known to the Executive concerning the Company, its Affiliates and any of their businesses.

(a)
Confidential Information. “Confidential Information” means any confidential, proprietary, nonpublic or secret knowledge or information of the Company or any of its Affiliates that the Executive acquires during employment with the Company or any of its Affiliates, whether developed by Executive or by others, concerning (i) any trade secrets, (ii) any confidential, proprietary, nonpublic or secret design, process, formula, plan, model, specifications, device or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company or any of its Affiliates, (iii) any customer or supplier list of the Company or any of its Affiliates, or any requirements, specifications or other confidential information about or received from any customer or supplier,

Exhibit 10f-5

(iv) any confidential, proprietary, nonpublic or secret development or research work of the Company or any of its Affiliates, (v) any strategic or other business, marketing or sales plan of the Company or any of its Affiliates, (vi) any financial data or plan respecting the Company or any of its Affiliates, or (vii) any other confidential, nonpublic or proprietary information or secret aspects of the business of the Company or any of its Affiliates.

(b)
Acknowledgement. The Executive acknowledges that the above described Confidential Information constitutes a unique and valuable asset of the Company and its Affiliates and represents a substantial investment of time and expense by the Company and its Affiliates, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company and its Affiliates. The parties acknowledge and agree that the Executive’s obligations to maintain the confidentiality of Confidential Information are in addition to any obligations of the Executive under applicable statutory or common law or under any other agreement.

(c)
Exceptions. The foregoing obligations of confidentiality shall not apply to any Confidential Information that (i) is now or subsequently becomes generally publicly known or generally known in the industry in which the Company operates in the form in which it was obtained from the Company (or its applicable Affiliate), but it is understood that where individual items of information become public, a compilation, aggregation, or organization of information which includes such items may still continue to be Confidential Information, (ii) is independently made available to the Executive in good faith by a third party who has not violated an obligation of confidentiality to the Company or any of its Affiliates, or (iii) is required to be disclosed by legal process. Nothing contained in the preceding sentence shall be interpreted to legitimize any disclosure of Confidential Information by the Executive that occurs prior to any of the events described in items (i) through (iii) of the preceding sentence. Notwithstanding any other provision of this Agreement, the Executive understands that Executive may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney if such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law or for pursuing an anti-retaliation lawsuit; or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and Executive does not disclose the trade secret except pursuant to a court order.

17.    Term. This Agreement is effective for the period (the “Term”) commencing on the date specified in the first paragraph above and shall continue until December 31, 2021, provided that such period shall be automatically extended for one year, and from year to year thereafter, until written notice of termination of this Agreement is given by the Company or the Executive to the other party at least 60 days prior to December 31, 2021 or the extension year then in effect. Notwithstanding the foregoing, if a Change of Control occurs during the Term, the Term shall be extended and shall continue until the last day of the Transition Period that commences upon such Change of Control.
18.    Taxes; Section 409A. This Agreement is intended to satisfy the short-term deferral exception to Section 409A of the Code and the regulations thereunder. This Agreement shall be administered accordingly; and if necessary, amended to ensure satisfaction of the short-term deferral exception.
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Exhibit 10f-6

IN WITNESS WHEREOF, the parties have executed this agreement on the date set out above.

WINNEBAGO INDUSTRIES, INC.
By:
[name]
[title]

EXECUTIVE:

[name]

Exhibit 10f-7